FOR IMMEDIATE RELEASE                                                                                                    NR08-16

DYNEGY TO RESTATE FIRST QUARTER 2008 FINANCIAL STATEMENTS TO REFLECT ACCOUNTING ADJUSTMENTS; NO IMPACT TO NET INCOME

HOUSTON (July 25, 2008) – Dynegy Inc. (NYSE: DYN) today announced that it will restate its previously issued financial statements for the first quarter 2008 to:

•	Reduce revenues by $229 million from $774 million to $545 million; and
•	Reduce cost of sales by $229 million from $680 million to $451 million

As originally reported, both revenues and cost of sales included $229 million of power purchases that, due to a calculation error, were presented on a gross basis as opposed to a net basis. The restatement to present these power purchases on a net basis has no effect on the company’s previously reported operating loss, net loss or loss per share for the three months ended March 31, 2008, nor does it impact the company’s cash flows, liquidity positions or 2008 earnings estimates.

Dynegy will file an amended first quarter 2008 Form 10-Q reflecting the $229 million decrease in both revenues and cost of sales. Accordingly, the first quarter 2008 Form 10-Q, in the form as originally filed on May 8, 2008, should not be relied upon.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of more than 19,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. DYNC

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